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                                                                   EXHIBIT 10.9

                               SUMMIT DESIGN, INC.
                              EMPLOYMENT AGREEMENT

                                 ERIC BENHAYOUN
                                February 25, 1999

         This Agreement is entered into as of February 25, 1999 by and between Summit Design, Inc., a Delaware corporation ("Summit"), and Eric Benhayoun ("Benhayoun").

         1. EMPLOYMENT AND DUTIES. Summit hereby employs Benhayoun to serve and perform in the role of Vice President, General Manager of European Operations of Summit reporting to the Vice President of Worldwide Sales or the President or the Chief Executive Officer of Summit. Benhayoun agrees to perform the duties of this position to the best of his ability and to devote full time and attention to the transaction of Summit's business. These duties will be carried out at Summit's branch office in France or at any other place to which the two parties agree.

         2.        TERM AND TERMINATION.

                   (a) This Agreement shall have a term of four (4) years, unless sooner terminated in accordance with subsections 2(b) and/or 2(c) and/or 2(d) and/or 2(e) below. Both parties acknowledge that the employment created herein is employment "at-will" and may be terminated with or without cause under the terms stated herein.

                   (b) In the event that Benhayoun notifies Summit of termination of his employment with Summit for any reason other than specified in Section 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(b) is "Resignation".

                   (c) In the event that Summit notifies Benhayoun of termination of his employment by Summit because Benhayoun willfully abandoned the duties of his position or engaged in any business or criminal practice which the Chief Executive Officer or Board of Directors reasonably determines is detrimental or harmful to the good name, goodwill, or reputation of Summit, or which does or could adversely effect the interests of Summit, then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(c) is "Cause".

                   (d) In the event that Benhayoun notifies Summit of his resignation as an employee of Summit because (i) Summit has required (in writing) Benhayoun to perform in any role that does not include Vice President, General Manager of European Operations without Benhayoun's consent (in writing) or (ii) more than 75% of the assets or more than 50% of the outstanding shares of Summit have been acquired by another company, then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(d) is "Construction".

                   (e) In the event that Summit notifies Benhayoun of termination of his employment by Summit for any reason other than specified in Section 2(c), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(e) is "Convenience".

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                   (f)      This Agreement shall automatically terminate upon
termination of Benhayoun's employment as a result of Benhayoun's death or disability.

                   (g) Notwithstanding the above, termination of this Agreement shall not release Benhayoun from any obligations under Sections 4, 5, 6, and 7 hereof.

         3. COMPENSATION AND BENEFITS. In consideration of the services to be performed by Benhayoun, Summit agrees to pay Benhayoun the compensation and extend to Benhayoun the benefits consisting of the following:

                   (a) Annual base salary of 935,000 French Francs, paid monthly.

                   (b) Benhayoun shall be eligible for an annual commission to be determined in January of each year by mutual agreement of Benhayoun and Summit and which will be based on the operating plan for the year.

                   (c) Benhayoun shall be provided the right to participate in the medical, dental and life insurance programs provided for the senior level executives of Summit.

                   (d) Benhayoun shall earn and be entitled to use vacation equal to the Summit standard vacation policy for European employees.

                   (e) Benhayoun shall be provided an automobile and specified operating expenses which are mutually agreeable to Summit and Benhayoun.

                   (f) In the event that this Agreement is terminated for Construction as defined in Section 2(d) or Convenience as defined in
Section 2(e), then Summit shall pay Benhayoun (i) his then-current monthly base salary during the 12 months subsequent to the termination date; plus
(ii) all benefits set forth in Section 3(c) during the 12 months subsequent to the termination date. Notwithstanding the foregoing, as a condition precedent to Benhayoun receiving the monthly payments and benefits set forth in (i) and (ii) above, Benhayoun must execute the Settlement Agreement in the form attached hereto as ANNEX A and the seven (7) day revocation period referenced in Section 7 thereof shall have expired.

                   (g) In the event that (i) this Agreement is terminated for Construction as defined in Section 2(d) or Convenience as defined in Section 2(e), or (ii) more than 75% of the assets or more than 50% of the outstanding shares of Summit have been acquired by another company, then the unvested portion of the stock option granted to Benhayoun on February 25, 1999 exercisable for 75,000 shares of Summit's Common Stock shall automatically accelerate and such option shall be fully exercisable. Notwithstanding the foregoing, if it is determined by Summit's independent public accountants that the grant of the option or the acceleration of the vesting of the option would preclude accounting for a transaction as a pooling of interests for financial accounting purposes, the granting of the option or this acceleration provision, as the case may be, shall be null and void.

         4. CONFIDENTIALITY. Benhayoun acknowledges that certain customer lists, design work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of Summit,

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collectively referred to as "Technology", were and will be designated and developed by Summit at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of Summit, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to Summit. Benhayoun hereby agrees that he will not, at any time, without the express written consent of Summit, publish, disclose, or divulge to any person, firm, or corporation any of the Technology, nor will Benhayoun use, directly or indirectly, for Benhayoun's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

         5. INVENTIONS. All original written material including programs, charts, schematics, drawings, tables, tapes, listings, and technical documentation which are prepared partially or solely by Benhayoun in connection with employment by Summit shall belong exclusively to Summit.

         6. RETURN OF DOCUMENTS. Benhayoun acknowledges that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of Summit or containing any confidential information of Summit shall be the sole and exclusive property of Summit, and shall be returned to Summit upon the termination of employment for any reason whatsoever or upon the written request of Summit.

         7. COMPLIANCE. Benhayoun agrees to comply with all of Summit's written employment policies, guidelines, and procedures as contained in an employment manual, including revisions and additions thereto.

         8. INJUNCTION. In addition to all other legal rights and remedies, Summit shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

         9. WAIVER. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

         10. DISPUTES. The legal relations of the parties hereunder, and all other matters hereunder, shall be governed by the laws of the State of Oregon. Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

         11. BOARD APPROVAL. The effectiveness of this Agreement shall be subject to the prior approval of the Compensation Committee of the Company's Board of Directors.

         12. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Benhayoun (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Benhayoun severance benefits under subsection 3(f) shall be payable either

                               (i)  in full, or


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                               (ii) as to such lesser amount which would
result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Benhayoun on an after-tax basis, of the greatest amount of severance benefits under subsection 3(f) notwithstanding that all or some portion of such severance benefits may be taxable under
Section 4999 of the Code. Unless the Company and Benhayoun otherwise agree in writing, any determination required under this Section 12 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Benhayoun and the Company for all purposes. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Benhayoun shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section

         13. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral between the parties hereto pertaining to the subject matter hereof. Without limiting the generality of the foregoing, the employment agreement dated as of October 31, 1994 between Summit and Benhayoun is superseded in all respects by this Agreement. No modification or amendment hereof is effective unless in writing and signed by both parties.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.



"EMPLOYER":             SUMMIT DESIGN, INC.:
                        A Delaware Corporation


                        By:__________________________________________
                        Name:  Amihai Ben-David
                        Title: Compensation Committee Member


                        By:__________________________________________
                        Name:  William V. Botts
                        Title: Compensation Committee Member


"EMPLOYEE":             _____________________________________________
                        Eric Benhayoun


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